                                                                      EXHIBIT 11

                          WESTERN DIGITAL CORPORATION
                       COMPUTATION OF PER SHARE EARNINGS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                   THREE MONTHS ENDED          NINE MONTHS ENDED
                                                 ----------------------     ----------------------
                                                 APRIL 1,     MARCH 26,     APRIL 1,     MARCH 26,
                                                   1995         1994          1995         1994
                                                 --------     ---------     --------     ---------
PRIMARY

     Net income   . . . . . . . . . . . . . .     $19,650      $28,448      $96,922      $35,837
                                                  =======      =======      =======      =======
     Weighted average number of common
     shares outstanding during the period . .      46,716       41,575       45,765       37,525

     Common stock equivalents related to
     dilutive options and warrants  . . . . .       1,870        2,905        2,079        1,982
                                                  -------      -------      -------      -------

          Total shares  . . . . . . . . . . .      48,586       44,480       47,844       39,507
                                                  =======      =======      =======      =======

     Net income per share   . . . . . . . . .     $   .40      $   .64      $  2.03      $   .91
                                                  =======      =======      =======      =======

FULLY DILUTED

     Net income   . . . . . . . . . . . . . .     $19,650      $28,448      $96,922      $35,837

     Add back:  interest expense, net of
     income tax effect, applicable to
     convertible subordinated debentures  . .         813        1,168        3,036        3,504
                                                  -------      -------      -------      -------
                                                  $20,463      $29,616      $99,958      $39,341
                                                  =======      =======      =======      =======

     Weighed average number of common
     shares outstanding during the period . .      46,716       41,575       45,765       37,525

     Common stock equivalents related to
     dilutive options and warrants  . . . . .       1,870        3,214        2,080        3,318

     Shares issued upon proforma
     conversion of convertible subordinated
     debentures   . . . . . . . . . . . . . .       2,800        4,074        3,519        4,074
                                                  -------      -------      -------      -------
          Total shares  . . . . . . . . . . .      51,386       48,863       51,364       44,917
                                                  =======      =======      =======      =======

     Net income per share   . . . . . . . . .     $   .40      $   .61      $  1.95      $   .88
                                                  =======      =======      =======      =======